Exhibit 99.1

FOR IMMEDIATE RELEASE

Stonepeak Completes Acquisition of ATSG

WILMINGTON, Ohio — April 11, 2024 – Air Transport Services Group, Inc. (“ATSG”), a global leader in medium widebody freighter aircraft leasing, air transport operations, and support services, today announced the completion of its acquisition by Stonepeak, a leading alternative investment firm specializing in infrastructure and real assets, in an all-cash transaction with an enterprise valuation of approximately $3.1 billion.

“Today marks an important milestone in ATSG’s journey,” said Mike Berger, Chief Executive Officer of ATSG. “As a private company – and with Stonepeak’s support, as a leading investor in transportation, logistics, and asset leasing businesses – we are well-positioned to enhance our capabilities and sustain ATSG’s long term growth. I look forward to focusing on delivering value for our employees, customers, partners, communities, and other stakeholders. Our employees continue to demonstrate they are the best in the business across all ATSG companies. That, very simply, is what separates us from the rest.”

“ATSG has proven itself to be a leader in global aircraft leasing, with significant scale, strong customer relationships, and an incredibly talented team across all of its businesses,” said James Wyper, Senior Managing Director, Head of Transportation & Logistics, and Head of U.S. Private Equity at Stonepeak. “We look forward to partnering with Mike and the rest of the team to support ATSG in its next chapter as a private company.”

The transaction was announced on November 4, 2024, and received approval of ATSG’s stockholders on February 10, 2025. In accordance with the definitive merger agreement, holders of ATSG’s common shares will receive $22.50 per share in cash. With the completion of the acquisition, ATSG’s common shares have ceased trading and will no longer be listed on NASDAQ.

Goldman Sachs & Co. LLC acted as exclusive financial advisor to ATSG. Davis Polk & Wardwell LLP, Vorys, Sater, Seymour & Pease LLP and Silverberg Goldman LLP acted as legal counsel to ATSG. Evercore acted as financial advisor to Stonepeak. Simpson Thacher & Bartlett LLP and Hogan Lovells US LLP acted as legal counsel to Stonepeak.

About Air Transport Services Group

Air Transport Services Group (ATSG) is a premier provider of aircraft leasing and cargo and passenger air transportation solutions for both domestic and international air carriers, as well as companies seeking outsourced airlift services. ATSG is the global leader in freighter aircraft leasing with a fleet that includes Boeing 767, Airbus A321, and Airbus A330 converted freighters. ATSG's unique Lease+Plus aircraft leasing opportunity draws upon a diverse portfolio of subsidiaries including three airlines holding separate and distinct U.S. FAA Part 121 Air Carrier certificates to provide air cargo lift, and passenger ACMI and charter services. Complementary services from ATSG's other subsidiaries allow the integration of aircraft maintenance, airport ground services, and material handling equipment engineering and service. ATSG subsidiaries comprise ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; LGSTX Services, Inc.; and Omni Air International, LLC. For further details, please visit www.atsginc.com.

About Stonepeak

Stonepeak is a leading alternative investment firm specializing in infrastructure and real assets with approximately $72 billion of assets under management. Through its investment in defensive, hard-asset businesses globally, Stonepeak aims to create value for its investors and portfolio companies, with a focus on downside protection and strong risk-adjusted returns. Stonepeak, as sponsor of private equity and credit investment vehicles, provides capital, operational support, and committed partnership to grow investments in its target sectors, which include digital infrastructure, energy and energy transition, transport and logistics, and real estate. Stonepeak is headquartered in New York with offices in Houston, Washington, D.C., London, Hong Kong, Seoul, Singapore, Sydney, Tokyo, and Abu Dhabi. For more information, please visit www.stonepeak.com.

Contact:

ATSG

Quint O. Turner

Chief Financial Officer

Air Transport Services Group, Inc.

(937) 366-2303

Stonepeak

Kate Beers / Maya Brounstein

Corporate Communications

corporatecomms@stonepeak.com

(212) 907-5100